CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 18, 1996, relating to the financial statements and selected per share data and ratios for a share of beneficial interest outstanding appearing in the August 31, 1996 Annual Reports to Shareholders of Vista Federal Money Market Fund, Vista New York Tax Free Money Market Fund, Vista Tax Free Money Market Fund, Vista California Tax Free Money Market Fund, Vista Cash Management Money Market Fund, Vista Prime Money Market Fund, Vista U.S. Government Money Market Fund, Vista Treasury Plus Money Market Fund, Vista 100% U.S. Treasury Securities Money Market Fund, Vista New York Tax Free Income Fund, Vista Tax Free Income Fund and Vista California Intermediate Tax Free Fund (separately managed portfolios of Mutual Fund Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, NY 10036
December 24, 1996